Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunCoke Energy Partners, L.P.:
We consent to the incorporation by reference in the registration statements (Nos. 333-203562 and 333-207098) on Form S-3 of SunCoke Energy Partners, L.P. and registration statement (No. 333-187428) on Form S-8 of SunCoke Energy Partners, L.P. of our report dated February 16, 2017 with respect to the consolidated balance sheets of SunCoke Energy Partner, L.P. as of December 31, 2016 and 2015, and the related combined and consolidated statements of income, equity and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of SunCoke Energy Partners, L.P.
/s/ KPMG LLP

Chicago, Illinois
February 16, 2017